EXHIBIT 4.10

LUCID, INC.

(WARRANT TO PURCHASE SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE)

WARRANT NO.  [*]

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATES.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH SALE OR TRANSFER IS EXEMPT UNDER THE AFORESAID FEDERAL AND STATE SECURITIES LAWS.

FOR VALUE RECEIVED, Lucid, Inc., a New York corporation, (the “Company”) grants the following rights to [*] the “Holder” of this Warrant.

1.     Purchase of Common Stock.  Subject to the terms and conditions hereinafter set forth, the Holder of this Warrant is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing), to purchase from the Company [*] fully paid and non-assessable shares of common stock, par value $.01 per share, of the Company (as adjusted pursuant to Section 7 hereof, the “Common Stock”) for the purchase price specified in Section 3 below.

2.     Reservation of Common Stock.  The Company shall at all times reserve and hold available sufficient shares of Common Stock to satisfy all conversion and purchase rights represented by outstanding convertible securities, options and warrants, including this Warrant.  The Company covenants and agrees that all shares of Common Stock that may be issued upon the exercise of this Warrant shall, upon issuance, be duly and validly issued, fully paid and non-assessable, and free from all taxes, liens and charges with respect to the purchase and the issuance of the shares.

3.     Warrant Price.  The Warrant Price of this Warrant, the price at which the shares of Common Stock purchasable upon exercise of this arrant may be purchased, at a price of 85% of the price per share paid by investors participating in the Financing Event (net proceeds of funds raised in the excess of ten million dollars), or, in the event the Financing Event does not occur, at $3.15 per share.

4.     Exercise Period.  While this Warrant remains outstanding, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby.  Provided, that this Warrant must be exercised on or before January 1, 2012.  If not exercised during this period, this Warrant and all rights granted under this Warrant shall expire and lapse.

5.     Tender.  The exercise of this Warrant must be accomplished by actual delivery of this Warrant and the Warrant Price in cash, certified check, or official bank draft in lawful money of the United States of America, or such other tender acceptable to the Company.  The payment must be delivered, personally or by mail, to: Lucid, Inc. 2320 Brighton Henrietta Town Line Road, Rochester, New York 14623.

6.     Certificates for Common Stock.  Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of shares of Common Stock so purchased shall be issued as soon as practicable thereafter, and in any event within thirty (30) days of the delivery of this Warrant and the Warrant Price.

7.     Fractions.  If any fractional shares of Common Stock would, except for the provisions of this Section 4, be delivered upon any exercise of this Warrant, the Company, in lieu of delivering the fractional share thereof, shall pay to the Holder in cash an amount equal to the product of the Exercise Price of a full share multiplied by the fractional amount.

8.     Anti-Dilution.  If all or a portion of this Warrant shall be exercised subsequent to any stock dividend, split-up, recapitalization, or reorganization of the Company occurring after the date hereof, as a result of which shares of any class shall be issued in respect of outstanding shares of Common Stock or shares of Common Stock shall be changed into the same or a different number shares of the same or another class or classes, the Holder shall receive, for the aggregate price paid upon such exercise, the aggregate number and class of shares which such Holder would have received if this Warrant had been exercised immediately prior to such stock-dividend, split-up, recapitalization, or reorganization.

9.     Pre-Exercise Rights.  Prior to the exercise of this Warrant, the Holder shall not be entitled to any rights of a shareholder with respect to the Common Stock, including (without limitation) the right to receive dividends or other distributions thereon, or be notified of shareholder meetings, and such holder shall not be entitled to any notice or other communication concerning the business or affairs of the Company.

10.   Restricted Securities.  The Holder understands that this Warrant and the Common Stock purchasable hereunder constitute “restricted securities” under the federal securities laws inasmuch as they are, or will be, acquired from the Company in transactions not involving a public offering and accordingly may not, under such laws and applicable regulations, be resold or transferred without registration under the Securities Act of 1933 or applicable state securities laws, or an applicable exemption from registration.  The Holder further acknowledges that the Common Stock and any other securities issued upon exercise of this Warrant shall bear a legend substantially in the form of the legend appearing on the face hereof.

11.   Certification of Investment Purpose.  Unless a current registration statement under the Securities Act of 1933 shall be in effect with respect to the securities to be issued upon the exercise of this Warrant, the Holder hereof, by accepting this Warrant, covenants and agrees that, at the time of exercise hereof, such Holder will deliver to the Company a written certification that the securities acquired by the Holder upon exercise hereof are for the account of the Holder and acquired for investment purposes only and that such securities are not acquired with a view to, or for sale in connection with, any public distribution thereof.

12.   Assignment.  This Warrant is not transferable.  The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the Holder hereof and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the Company has signed this Warrant by its duly authorized officer this            day of                  , 2008.

LUCID, INC.	(SEAL)

By:

Name:

Title: